MARKETING LICENSE AGREEMENT

THIS MARKETING LICENSE AGREEMENT (this “Agreement”) is entered into by and between GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation (hereinafter “GUARDIAN”), and EGC INFOMATICS, Inc. (d.b.a. International Threat Detection Systems [ITDS]), a Florida corporation, for itself and its affiliate companies (hereinafter collectively referred to as “EGC”), and shall be effective as of the 1st day of November, 2007 (the “Effective Date”).

WITNESSETH:

WHEREAS, GUARDIAN is the owner of certain computer programs defined herein as the “Products”; and

WHEREAS, EGC is in the business of distributing and supporting computer software applications to its customers and prospects; and

WHEREAS, EGC has special knowledge concerning the business needs of its customers and prospects; and

WHEREAS, GUARDIAN wishes to appoint EGC as its non-exclusive marketing representative for the Products and authorize EGC to provide certain services relating to such marketing efforts; and

WHEREAS, EGC is willing to accept such appointment and to undertake to provide such services under the terms of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.

 Scope

The Products covered by this Agreement are listed on Exhibit “A” hereto and consist of computer programs and associated end-user documentation offered generally to end-users by GUARDIAN under the terms and conditions of its standard license agreement. Additional software and/or hardware applications may be added to the list of Products with the mutual consent of the parties. The current form of license agreement is attached hereto as Exhibit “B”. GUARDIAN also offers enhancement and error-correction services with respect to the Products under the terms and conditions of said agreement. GUARDIAN reserves the right to change such agreement at any time.

2.

 Appointment of EGC

Subject to the terms and conditions hereof, GUARDIAN hereby designates and appoints EGC for the term of this Agreement, as a non-exclusive representative for the solicitation of license agreements relating to the Products from prospective end-users identified by EGC. EGC hereby accepts such designation and appointment. For purposes of this Agreement the term “affiliate” shall mean any entity that directly or

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indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such other entity. In the case of a corporation, control shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock. The foregoing notwithstanding, however, for the purpose of this Agreement, GUARDIAN shall not be deemed to be an affiliate of EGC, and EGC shall not be deemed an affiliate of GUARDIAN.

3.

Duties of EGC

3.1.

EGC agrees, for the term of this Agreement, that it shall promote and market the Products to prospective end-users by:

3.1.1.

Identifying prospects that may benefit from use of the Products.

3.1.2.

Contacting such prospects and conducting presentations of the Products.

3.1.3.

Performing demonstrations of the Products to prospective end-users either on the premises of such end-users or at EGC’s facilities.

3.1.4.

Negotiating and obtaining the prospects’ execution of license agreements and service agreements.

3.1.5.

Forwarding executed license agreements and service agreements to GUARDIAN for GUARDIAN’s evaluation and acceptance.

3.1.6.

Serving as a point of contact for necessary communications between end-users and GUARDIAN with respect to the Products.

3.2.

EGC shall prepare and submit to GUARDIAN monthly a complete and accurate written report of its activities hereunder, including, without limitation, the following:

3.2.1.

A description of all promotional and marketing activities undertaken during the preceding month setting forth the identity and addresses of prospective end-users.

3.2.2.

A summary of the nature of contacts made with such end-users and EGC’s assessment of the results of such contacts.

3.2.3.

A listing by identity and date of all license agreements executed by prospective end-users and forwarded to GUARDIAN as a result of EGC’s activities.

4.

Demonstration Rights

GUARDIAN hereby grants to EGC a non-exclusive, non-transferable license to use during the term of this Agreement a reasonable number of “Demonstration Copies” of each Product for purposes of demonstrating the Product to prospective end-users in connection with the marketing activities. EGC shall use the Demonstration Copies for making demonstrations to prospective end-users (i) on computer systems owned or leased by EGC or (ii) on the computer system of a prospective end-user. In each case,

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EGC shall (i) control and limit the use of Products for the specific purpose authorized; (ii) accompany the prospective end-user at all times that the Product is installed at the site of such prospective end-user; and (iii) upon completion of the demonstration, remove the Product from such end-user’s computer and cause the deletion of all portions of the Product from computer files in which it resided. EGC acknowledges that the Products, including any intellectual property rights pertaining thereto, are owned by GUARDIAN and represent or contain valuable copyrights and trade secrets of GUARDIAN. EGC shall not attempt to reverse-engineer or decompile the machine-readable code in which the programs are delivered. EGC shall protect the Products from unauthorized copying, dissemination, or disclosure and from other unauthorized use.

5.

License Agreements

5.1.

EGC shall have the authority to solicit the signature of end-users on GUARDIAN’s standard form of license agreement, as such agreement may be revised from time to time by GUARDIAN and furnished to EGC, and such other license agreements as EGC and GUARDIAN may mutually agree. Additionally, upon request by an end-user, EGC may solicit the signature of such end-user on EGC’s standard form of license agreement as such agreement may be revised from time to time by EGC, provided however, such license agreement if accepted by GUARDIAN, shall be promptly assigned by EGC to GUARDIAN. Notwithstanding anything to the contrary in this Agreement, EGC shall not execute or accept on behalf of GUARDIAN any agreement solicited from an end-user under this Section 5.1, and EGC shall inform all end-users that any license agreement solicited under this Section 5.1 must be forwarded to GUARDIAN for consideration, acceptance, and execution by GUARDIAN in order for such agreement to be binding on GUARDIAN.

5.2.

Notwithstanding anything to the contrary contained in this Agreement, EGC has and shall exercise no authority to (i) make any alterations in GUARDIAN’s standard form of license agreement; (ii) make statements or representations concerning the Products that exceed or are inconsistent with the marketing materials and technical specifications provided to EGC by GUARDIAN; or (iii) bind GUARDIAN to any undertaking or performance with respect to the Products.

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6.

Ancillary Services

6.1.

EGC may also provide to end-users appropriate ancillary services in support of the Products. Such services include, without limitation, the following:

6.1.1.

Assistance with installation of the Products on end-users’ computers.

6.1.2.

Technical training of end-users’ personnel.

6.1.3.

Implementation and consulting support services to end-users with respect to the functions and operation of the Products.

6.2.

The terms, conditions, and charges for such ancillary services shall be established by EGC directly with end-users. EGC shall inform each end-user (i) that GUARDIAN’s obligations are limited to those contained in the license agreement, (ii) that any services of EGC are offered on EGC’s own accounts, and (iii) that EGC is solely responsible for such ancillary services.

6.3.

 Upon the request by EGC, and subject to Section 6.2, GUARDIAN may provide to EGC (or to an end-user on behalf of EGC) the ancillary services described in Section 6.1 in support of the Products. All such ancillary services shall be provided to EGC (or to an end-user on behalf of EGC) at rates agreed upon from time to time by EGC and GUARDIAN, provided such rates shall in no event exceed GUARDIAN’s published rate schedule, as in effect at the time such services are rendered by GUARDIAN. The parties acknowledge and agree that EGC, and not the end-user shall be responsible for payment to GUARDIAN for services provided under this Section 6.3, provided that GUARDIAN shall not be entitled to payment from EGC unless and until (and only to the extent that) EGC receives payment for such services from an end-user.

7.

Undertaking of GUARDIAN

GUARDIAN shall:

7.1.

Promote the Products as it deems appropriate with international and local advertising.

7.2.

Provide to EGC’s employees technical training with respect to the Products. GUARDIAN shall provide such training at its own cost, but EGC shall be responsible for travel and living expenses incurred by its employees.

7.3.

Provide reasonable quantities of marketing materials, including descriptive brochures and promotional materials suitable for unrestricted distribution.

7.4.

Evaluate the qualifications of prospective end-users who have executed license agreements and service agreements forwarded to GUARDIAN by EGC. GUARDIAN reserves the right, in its discretion, to reject license agreements and service agreements executed by prospective end-users.

7.5.

Perform all obligations of GUARDIAN under accepted license agreements, including shipment or delivery to end-users of copies of the computer programs,

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documentation, error-correction materials, and updates that constitute the Products.

7.6.

Invoice and collect amounts payable under each license agreement accepted by GUARDIAN.

8.

Compensation

8.1.

EGC shall receive a commission equal to eighteen percent (18%) of the net license fee revenue actually collected by GUARDIAN under license agreements for Products which are secured and forwarded to GUARDIAN by EGC and accepted by GUARDIAN.

The term “net license fee revenue” means the actual license fee revenue received by GUARDIAN less royalties, commissions, hardware fees or similar payments due third parties in connection with the licensing of Products. Payment of compensation to EGC shall be made by GUARDIAN within ten (10) days after receipt of payment from end-user. Cash payment shall be accompanied by a detailed accounting of the basis for such payment, identifying the source and amount of applicable revenues received by GUARDIAN. “Net license fee revenue” shall not include maintenance or service fees paid to GUARDIAN by end-users.

8.2.

Amounts payable to EGC shall be subject to a charge-back or credit in favor of GUARDIAN in the amount previously paid EGC with respect to amounts that are refunded to end-users. EGC agrees to cooperate with GUARDIAN and aid in the collection of accounts receivable under license agreements forwarded to GUARDIAN by EGC.

8.3.

EGC shall be responsible for its own expenses and costs under this Agreement, and GUARDIAN shall have no obligation to reimburse EGC for any expenses or costs incurred by EGC in the performance of its duties hereunder.

9.

Term and Termination

9.1.

The term of this Agreement shall commence upon the Effective Date and shall continue for two (2) years thereafter unless sooner terminated in accordance with the provisions hereof. This Agreement shall be automatically renewed for additional two year periods every two years unless there is an uncured default by EGC.

9.2.

GUARDIAN may terminate this Agreement upon written notice to EGC in the event of the breach of any material obligation hereunder by EGC that is not cured by EGC after receipt from GUARDIAN of thirty (30) days’ written notice calling attention to such breach and demanding cure thereof. In the event of such termination for cause, GUARDIAN’s sole obligation to EGC shall be to pay compensation accrued for net revenues collected on covered license agreements accepted by GUARDIAN prior to the date of termination.

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9.3.

Upon termination of this Agreement for any reason, EGC shall within thirty (30) days of such termination return to GUARDIAN all Demonstration Copies of the Products, and all copies of related marketing materials. EGC shall further provide to GUARDIAN copies of EGC’s prospect files.

10.

Indemnities

10.1.

GUARDIAN hereby agrees to indemnify EGC from and against any and all claims, demands, or actions arising out of any material breach by GUARDIAN of any of the terms and conditions of any license agreement with an end-user secured by EGC hereunder or any breach of GUARDIAN’s obligations hereunder.

10.2.

EGC hereby agrees to indemnify GUARDIAN from and against any and all claims, demands, or actions arising out of EGC’s activities or performance outside the express authorization provided EGC under this Agreement or any breach of EGC’s obligations hereunder.

10.3.

The indemnities contained in this Section 10 shall be conditioned upon the indemnifying party’s receiving (i) prompt written notice of any claims, demands, or actions for which indemnity is sought; (ii) cooperation in the defense by the party seeking indemnity; and (iii) control of the defense and/or settlement of such claim, demand, or action as to which indemnity is sought.

11.

Limitations of Liability

In no event shall either party hereto be entitled to special, indirect, or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or for indemnification as provided for herein. However, the foregoing limitation of remedies shall not apply to any action by GUARDIAN for infringement by EGC; any action based on or with respect to unauthorized publication, disclosure, or use of confidential information or trade secrets of GUARDIAN; or any action based on GUARDIAN’s rights in copyrights, trademarks, or trade secrets or other proprietary rights in the Products.

12.

Trademarks

Except for purposes of identification of Products, no right, title, interest, or license in or to any trademark or service mark of GUARDIAN is granted to EGC under this Agreement. EGC may on its business cards, stationery and marketing materials state that EGC is an authorized agent of GUARDIAN for the licensing of the Products.

13.

Status of EGC’s Personnel

The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership, or joint venture, between GUARDIAN and EGC. EGC shall be responsible for the wages, hours, and conditions of employment of EGC’s personnel during the term of and under this Agreement. Nothing herein shall be construed as implying that employees of EGC are employees of GUARDIAN.

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14.

Notices

All notices, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail to the appropriate party at the address set forth below, or at such other address as shall be given by either party to the other in writing:

Guardian Technologies International, Inc.	EGC INFORMATICS
516 Herndon Parkway, Suite A	1925 Brickell Ave. Suite D-1510
Herndon, Virginia 20170	Miami, Florida 33129
Attn: Bill Donovan	Attn: Angel Lorie
President & Chief Operating Officer	President & Chief Operating Officer
(703) 464-5495	(786) 306-8740

15.

Choice of Law

This Agreement shall be deemed to be made in the Commonwealth of Virginia and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Virginia.

16.

Waiver of Rights

The waiver by either party of any term or provision of this Agreement shall not be deemed to constitute a continuing waiver thereof nor of any further or additional rights such party may hold under this Agreement.

17.

No Assignment; Enforceability

This Agreement is personal to EGC and is not assignable without the prior written consent of GUARDIAN. Any attempt to assign, transfer, or subcontract any of the rights, duties, or obligations of this Agreement without such consent is void.

18.

Dispute Resolution

18.1.

In the event that any dispute arises between GUARDIAN and EGC in connection with this Agreement, the representatives of each party responsible for the subject matter of such dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties’ representatives, the matter shall be submitted to the parties’ respective Chief Executive Officers (“CEOs”) for resolution. In the event that the CEOs cannot reach resolution of the issue (an “Unresolved Dispute”), then the matter shall be settled by binding arbitration in accordance with the provisions of Section 18.2 hereof.

18.2.

Any Unresolved Dispute, after the completion of the steps set forth above, shall be settled at the election of either party, by final and binding independent arbitration. All arbitrations pursuant to this Agreement shall be conducted before the American Arbitration Association (“AAA”) in Reston, Virginia, U.S.A., and shall be carried out in accordance with the Commercial Arbitration Rules of the AAA then in effect (the “Rules”) and the provisions of this Agreement.

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Proprietary Software License and Hardware Lease Agreement

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GUARDIAN and EGC shall each select one arbitrator and a third arbitrator will be selected unanimously by the arbitrators selected by GUARDIAN and EGC. If the two arbitrators selected by GUARDIAN and EGC are unable to select the third arbitrator within ten (10) days of the appointment of the two arbitrators, the parties consent to the selection of the third arbitrator by the AAA administrator. The award of the arbitrators may be enforced by any court having jurisdiction over the parties.

19.

Export Restrictions

GUARDIAN and EGC each hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to knowingly export, or allow the export or re-export of any Product, or any derivatives thereof, in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations to any country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

20.

General

20.1.

In the event that any provision of this Agreement shall be rendered invalid or otherwise unenforceable by any competent judicial or government authority, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement and the invalid provision shall be deemed amended to the fullest extent allowable by applicable law to effect the purposes of said provision.

20.2.

GUARDIAN and EGC shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such delay or failure is caused by any act of God, any accident, explosion, fire, storm, riot, embargo, war, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

20.3.

The parties agree that this Agreement is the complete and exclusive statement thereof between the parties and that it supersedes and merges all prior proposals and understandings and all other agreements, whether oral or written, between the parties relating to the subject matter hereof. This Agreement may not be modified or altered except by a written instrument duly executed by the parties hereto.

Guardian Technologies International, Inc.

Proprietary Software License and Hardware Lease Agreement

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as set forth below.

Guardian Technologies International, Inc.	EGC Informatics, Inc.
/s/ William J. Donovan	/s/ Angel Lorie, Jr.
William J. Donovan	Angel Lorie, Jr.
President & Chief Operating Officer	President & Chief Operating Officer
Date: 11/2/07	Date: 11/1/07

Guardian Technologies International, Inc.

Proprietary Software License and Hardware Lease Agreement

Confidential and Proprietary

EXHIBIT A

Guardian Technologies automatic threat identification and alert system, PinPoint™ is incorporated into an intelligent image informatics engine (3i) resident on a standard Pentium 4 based microprocessor. The PinPoint™ 3i system can be configured with various options and ordered under the commercial terms of a Perpetual License, Rental or Transactional based terms.

1.

Perpetual License:

A “Perpetual License” is granted to an end user organization pursuant to an end user license agreement.  The end user shall pay Guardian the following amount(s) with respect to Products delivered under a Perpetual License.

Product Description	License Fee per Scanning Device
	1-99 Licenses	100-499 Licenses	500+ Licenses
PinPoint 3i Engine
PinPoint Module Metal
PinPoint Module Explosives

Annual fees for Support Services

Shall be in addition to the foregoing Perpetual License fees.  Each end user of a Perpetual License shall pay an annual fee for Support Services of 20% of the then-applicable price for the number of Perpetual Licenses held by such license holder beginning in year two and for every year after the Perpetual License is in use.

2.

Rental License:

A “Rental License” is a license granted to an end user organization pursuant to an end user license agreement under which the end user pays a monthly license fee and the license expires at the end of a three-year license term.  The end user organization shall pay Guardian the following amount(s) with respect to Products delivered to an end user under a Rental License:

Guardian Technologies International, Inc.

Proprietary Software License and Hardware Lease Agreement

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Product Description	Monthly Rental per Scanning Device For Three Years
	1-99 Licenses	100-499 Licenses	500+ Licenses
PinPoint 3i Engine
PinPoint Module Metal
PinPoint Module Explosives

Guardian and the end user organization may agree to extend the term of the Rental License for successive additional periods of one (1) year each after the expiration of the initial three (3) year period.

Guardian has the right, upon notice, to increase the prices set forth above for Rental Licenses no more than once in any calendar year by a percentage equal to the percentage change during the preceding twelve (12) month period in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items compiled by the U.S. Bureau of Labor Statistics (or a successor country index thereto).

The Prices set forth above include Annual Support Services during the term of the Rental License.

3.

Transactional License:

A “Transactional License” is a license granted to an end user organization pursuant to an end user license agreement under which the end user pays a per passenger fee and the license expires at the end of a three-year license term.  The end user organization shall pay Guardian the monthly total fees based upon the following per passenger fee with respect to Products delivered to an end user under the Transactional License:

Product Description	Transaction Fee Per Passenger for a Term of Three Years
PinPoint 3i Engine
• PinPoint Module Metal
• PinPoint Module Explosive

The Prices set forth above include Annual Support Services during the term of the Rental License.

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The end user organization may also elect to increase the fee to cover administrative expenses.

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Proprietary Software License and Hardware Lease Agreement

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EXHIBIT B

PROPRIETARY SOFTWARE LICENSE AND HARDWARE LEASE AGREEMENT

This is a Proprietary Software License and Hardware Lease Agreement (“Agreement”) dated as of ______________, 200_ (the “Effective Date”) by and between _________________ (“Client”), a ___________ having a place of business at __________________________, and Guardian Technologies International, Inc. (“Licensor”), a Delaware corporation having its principal place of business at 516 Herndon Parkway, Herndon, Virginia 20170.

21.

SOFTWARE LICENSE

21.1.

Software License.  Licensor hereby grants to Client a perpetual, nonexclusive, nontransferable license commencing on the Effective Date to use Guardian Technologies International, Inc.’s (“Guardian”) computer software components (the “Software”) and documentation (collectively, the “Documentation”) listed in Exhibit A on the terms and conditions of this Agreement.  The term “Software” as used in this Agreement includes any maintenance releases to the Software that may be provided to Client from time to time under pursuant to this Agreement, but specifically excludes any other modifications or customizations to the Software.

21.2.

License Limitation.  Client may use the Software only at the specific facilities identified in Exhibit A and only on the terms and conditions of this Agreement.  Client may not use the Software as part of a commercial time-sharing or service bureau operation or in any other resale capacity.  Client may use the Documentation solely in support of the Software.  Client agrees not to reverse engineer, decompile, disassemble or extract, as applicable, any ideas, algorithms or procedures from the Software or Documentation for any reason.  Client may not use the System as a guide or template for the purposes of determining specifications or requirements for or in any way developing a similar or competing product.  Client may not reverse engineer or decompile the Software.

21.3.

Copies.  Client may not copy the Software.  Client may copy the Documentation to support Client’s licensed use of the Software in accordance with this Agreement, subject to any restrictions specified in Exhibit A.  Any copies Client makes of the Documentation, in whole or in part, are Licensor’s property.  Client agrees to reproduce and include Licensor’s [and Guardian’s] copyright, trademark, and other proprietary rights notices on any copies of the Documentation, including partial copies.

21.4.

Ownership.  This Agreement does not convey to Client title or ownership of the Software and Documentation, but only a right of limited use in accordance with this Agreement.  All terms and conditions of this Agreement are material terms of the license granted by this Agreement.

21.5.

Third Party Software.  All third party software provided by Licensor to Client as a part of the Software is also subject to the terms and conditions of the applicable third party license agreement.  Changes in the Software that Licensor may make from time to time may make it necessary for Client to acquire, at its own expense, updated versions of the third party software or additional third party products.  Licensor will have no warranty or maintenance obligations for any Third Party Products or additional third party products.

22.

HARDWARE LEASE

22.1.

Lease of Hardware.  Licensor leases to Client, and Client leases from Licensor, the hardware listed or described in Exhibit A (the “Hardware”).  This Agreement does not convey to Client title or ownership of the Hardware, but only a right of limited use in accordance with this Agreement.

22.2.

Subleases.  Client may not sublease any or all of the Hardware or assign, transfer or encumber Client’s rights, interests or obligations under this Agreement.  Any attempted sublease, assignment, transfer or encumbrance in violation of the preceding sentence will be null and void.

22.3.

True Lease.  Licensor retains full legal title to the Hardware notwithstanding the possession and use of the Hardware by Client.  It is the intent of the parties that the transaction contemplated by this Agreement (1) constitutes an lease from Licensor to Client for purposes of Client's financial reporting pursuant to generally accepted accounting principles, and (2) constitutes a true lease, and not a sale of Hardware, for federal and state law, income tax, bankruptcy and other purposes.  Each of the parties to this Agreement agrees that it will not, nor will any person controlled by it, or under common control with it, directly or indirectly, at any time take any action or fail to take any action with respect to the filing of any income tax return, including an amended income tax return, inconsistent with Licensor’s status as owner and lessor of the Hardware.  Title to the Hardware will at all times remain in Licensor, and Client acquires no ownership, title, property, right, equity, or interest in the Hardware other than its leasehold interest solely as lessee subject to all the terms and conditions of this Agreement.

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Proprietary Software License and Hardware Lease Agreement

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22.4.

Restrictions on Use of the Hardware.  Client may not install, or remove any software on the Hardware, or make any other modifications to the Hardware without Licensor’s prior written consent.  Client may not modify the Hardware in any way.

22.5.

Risk of Loss and Damage.  Client is responsible for any damage to or loss of the Hardware that may occur during the Term or return shipment of the Hardware from Client to Licensor.  Client shall use commercially reasonably efforts to keep the Hardware in the same condition as when received, except for normal wear and tear.  Client must reimburse Licensor for the replacement value of any Hardware damaged or lost during either the Term or return shipping to Licensor.

23.

MAINTENANCE

During the Term, Licensor will provide the following maintenance services for the System.

23.1.

Licensor will consult with Client for a reasonable amount of time by telephone during Licensor’s normal business hours to assist Client in the use of the System;

23.2.

Licensor will supply computer program code to correct any Errors (as defined in section 26.1 of this Agreement) in the Software.  If a suspected Error is attributable to a cause other than the Software as delivered by Licensor, then Client will pay for Licensor’s work on a time-and-materials basis.  If the Software module containing the Error has been modified by non-Licensor personnel, Licensor will charge Client on a time-and-materials basis at Licensor’s then-current hourly rates for analyzing and fixing the Error in Client’s version, and for any installation assistance Client requires;

23.3.

Licensor will provide Client with all enhancements to the Software that Licensor develops and generally makes available at no charge to other licensees of the Software (“Enhancements”);

23.4.

If the Hardware does not conform with its manufacturer’s specifications, Client may return such Hardware unit (the “Returned Hardware”) for repair or exchange as provided in this Section 23.4.  Upon Client’s valid request, Licensor will issue an Return Material Authorization (“RMA”) within one business day.  Client may not make, and Licensor will not accept, returns of Hardware for repair or exchange unless Client first obtains an RMA.  Upon issuance of an RMA, Licensor will ship a replacement Hardware unit (the “Replacement Hardware”) to Client within one business day, freight pre-paid.  Client will ship the Returned Hardware to Licensor, freight pre-paid, on the next business day after receiving the replacement unit.  Licensor will test the Returned Hardware upon receipt and verify that it is defective.

23.4.1.

If the Returned Hardware is defective, (i) Licensor will credit Client for the cost of the freight to return the Returned Hardware; and (ii) Client may retain the Replacement Hardware as a replacement for the Returned Hardware and the Replacement Hardware will become a part of the Hardware under this Agreement.

23.4.2.

If the Returned Hardware is not defective, Licensor will return it to Client and (i) Client will return the Replacement Hardware to Licensor at Client’s expense; and (ii) Licensor may invoice Client for a sum not to exceed $60.00 per man-hour for the time and personnel required to test the Returned Hardware, as well as the shipping and handling fees to return the Returned Hardware to Client.

24.

CHARGES

24.1.

Fees.  As compensation for the Software license provided under Section 21, Client will pay the fees specified to be paid in accordance with Exhibit A.  As compensation for the Software Maintenance provided under Section 21, Client will pay the fees specified to be paid with respect to the initial Term (“Initial Term Fees”) in accordance with Exhibit A.  Client’s ability to extend the Term of this Maintenance Agreement for additional one year periods pursuant to Section 29.1 is expressly conditioned upon Client’s payment of the fees specified to be paid with respect to each extension of the Term (“Additional Term Fees”) in accordance with Exhibit A.

25.

NONDISCLOSURE

25.1.

“Confidential Information” means any and all information that is confidential or a trade secret and is furnished or disclosed to Client under this Agreement, including, without limitation, information owned by Guardian or Licensor.  The Software and Documentation are Confidential Information of Licensor/Guardian.  In addition, Confidential Information includes the specific business terms of this Agreement and any other information that is marked as “Confidential,” “Proprietary,” “Trade Secret,” or in some other manner to indicate it’s confidential, proprietary or trade secret nature.

25.2.

Confidential Information will remain the property of [Licensor][ Guardian or Licensor, as applicable], and Client will not be deemed by virtue of this Agreement or any access to Confidential Information to have acquired any

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Proprietary Software License and Hardware Lease Agreement

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right, title or interest in or to the Confidential Information.  Client agrees: (i) to hold the Confidential Information in strict confidence; (ii) to limit disclosure of the Confidential Information to Client’s own employees having a need to know the Confidential Information for the purposes of this Agreement; (iii) not to disclose any Confidential Information to any third party; (iv) to use the Confidential Information solely and exclusively in accordance with the terms of this Agreement in order to carry out its obligations and exercise its rights under this Agreement; (v) to afford the Confidential Information at least the same level of protection against unauthorized disclosure or use as Client normally uses to protect its own information of a similar character, but in no event less than reasonably care; and (vi) to notify [Guardian and] Licensor promptly of any unauthorized use or disclosure of the Confidential Information and to cooperate with and assist Licensor in every reasonable way to stop or minimize such unauthorized use or disclosure.

25.3.

Client agrees that if a court of competent jurisdiction determines that Client has breached, or attempted or threatened to breach, its confidentiality obligations or [Guardian’s or] Licensor’s proprietary rights, money damages will not provide an adequate remedy.  Accordingly, [Guardian and] Licensor will be entitled to seek appropriate injunctive relief and other measures restraining further attempted or threatened breaches of such obligations.  Such relief or measures will be in addition to, and not in lieu of, any other rights and remedies available to [Guardian and] Licensor.

26.

WARRANTY.

26.1.

Licensor warrants during the first one (1) year after the Effective Date (the “Warranty Period”), that performance of the Software will not deviate materially from the specifications identified in Exhibit A (the “Specifications”).  A material deviation of the Software from its Specifications is referred to in this Agreement as an “Error.”  If Client believes there has been a breach of this warranty it must notify Licensor in writing within the Warranty Period describing the Error in sufficient detail to enable Licensor to recreate it.  If there has been a breach of this warranty, then Licensor’s sole obligation, and Client’s exclusive remedy, will be for Licensor to correct the Error at no charge.  However, if Licensor is unable to correct an Error after repeated efforts, Client will also be entitled to an equitable adjustment in the Initial Term Fees to reflect any reduction in the value of the Software as a result of the uncorrected Error.  If a reported breach of warranty is attributable to a cause other than a breach of this warranty, then Licensor will be entitled to payment for its investigation and correction efforts on a time and materials basis at Licensor’s then-current rates.

26.2.

Licensor warrants during the Warranty Period, that performance of the Hardware will not deviate materially from the manufacturer’s specifications.  If Client believes there has been a breach of this warranty it must notify Licensor in writing within the Warranty Period describing the alleged breach in sufficient detail to enable Licensor to recreate it.  If there has been a breach of this warranty, then Licensor’s sole obligation, and Client’s exclusive remedy, will be for Licensor to repair or replace the Hardware so that it conforms to its specifications.  However, if Licensor is unable to correct any breach of warranty after repeated efforts, Client will also be entitled to an equitable adjustment in the Initial Term Fees to reflect any reduction in the value of the Hardware as a result of the uncorrected breach of warranty.  If a reported breach of warranty is attributable to a cause other than a breach of this warranty, then Licensor will be entitled to payment for its investigation and correction efforts on a time and materials basis at Licensor’s then-current rates.

26.3.

Licensor warrants that the Software does not, to Licensor’s knowledge, infringe any third party copyrights, patents or trade secrets that exist on the Effective Date and that arise or are enforceable under the laws of the United States of America.

26.3.1.

If a third party brings an action against Client making allegations that, if true, would constitute a breach of this warranty, then Licensor will, at its own expense and subject to the provisions of section 28.2, defend, indemnify and hold Client harmless in such proceeding, and Licensor will pay all settlements, costs, damages and legal fees finally awarded.

26.3.2.

If such a proceeding is brought or appears to Licensor to be likely to be brought, Licensor may, at its sole option and expense, either obtain the right for Client to continue using the allegedly infringing item(s) or replace or modify the item(s) to resolve such proceeding.  If Licensor finds that neither of these alternatives is available to it on commercially reasonable terms, Licensor may require Client to return the System, in which case Client will receive a refund of the amounts paid by it for the System, less a reasonable adjustment for depreciation.

This section 26.3 states Licensor’s entire obligation to Client and Client’s exclusive remedy with respect to any claim of infringement and is in lieu of any implied warranties of non-infringement or non-interference with use and enjoyment of information.

26.4.

Licensor is not responsible for any claimed breaches of the foregoing warranties caused by:  (i) modifications made to the System by anyone other than Licensor and its subcontractors working at Licensor’s

Guardian Technologies International, Inc.

Proprietary Software License and Hardware Lease Agreement

Confidential and Proprietary

direction; (ii) the combination, operation or use of the System with any items that Licensor did not supply; or (iii) Client’s failure to use any new or corrected versions of the System made available by Licensor.

26.5.

Licensor does not warrant that the Software will be error-free or that its operation will be uninterrupted.  Client acknowledges that it is responsible for the results obtained from use of the System, including without limitation the completeness, accuracy and content of such results.

26.6.

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INTEGRATION, PERFORMANCE AND ACCURACY AND ANY IMPLIED WARRANTIES ARISING FROM STATUTE, COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

27.

LIMITATION OF LIABILITY

27.1.

If Client should become entitled to claim damages from [Guardian or] Licensor (including without limitation, for breach of contract, breach of warranty, negligence or other tort claim), [Guardian and] Licensor will be liable only for the amount of Client’s actual direct damages, not to exceed (in the aggregate for all claims) the amount of the fees paid by Client to Licensor with respect to the particular one-year Term in which the claim arises.  This limit also applies to Licensor’s licensors.  It is the maximum liability for which Licensor and its licensors are collectively responsible.

27.2.

In no event will [Guardian or] Licensor or any person or entity involved in the creation, manufacture or distribution of any software, services or other materials provided by Licensor under this Agreement be liable for:  (i) any damages arising out of or related to the failure of Client or its Affiliates or suppliers to perform their responsibilities; (ii) any claims or demands of third parties (other than those third party claims covered by sections 26.3.1); or (iii) any lost profits, loss of business, loss of data, loss of use, lost savings or other consequential, special, incidental, indirect, exemplary or punitive damages, even if Licensor has been advised of the possibility of such damages.  Licensor will not be held responsible, or to have failed to meet its obligations under this Agreement, if it either delays performance or fails to perform as a result of any cause beyond its reasonable control.

27.3.

The foregoing limitations do not apply to the payment of settlements, costs, damages and legal fees referred to in section 26.3.1.  The limitations of liability set forth in this section 27 will survive and apply notwithstanding the failure of any limited or exclusive remedy for breach of warranty set forth in this Agreement.  The parties agree that the foregoing limitations will not be read so as to limit any liability to an extent that would not be permitted under applicable law.

28.

INDEMNIFICATION

28.1.

CLIENT ACKNOWLEDGES THAT THE SYSTEM IS ONLY AN AID IN THE DETECTION OF CERTAIN THREATS IN SCANNED LUGGAGE AND/OR PACKAGES.  RESPONSIBILITY FOR DETECTING THREATS IN SCANNED LUGGAGE AND/OR PACKAGES REMAINS CLIENT’S RESPONSIBILITY ENTIRELY.  IN THAT REGARD, CLIENT ACKNOWLEDGES THAT THE SYSTEM WILL NOT IDENTIFY ALL THREATS IN SCANNED LUGGAGE AND/OR PACKAGES.  IT IS ONLY DESIGNED TO ACT AS AN AID TO SECURITY PERSONNEL IN THEIR EXERCIDE OF THEIR DUTIES.  Each of the parties acknowledges and agrees that by entering into and performing its obligations under this Agreement, Licensor will not assume and should not be exposed to any liability with respect to passenger safety or with respect to the failure of the System to identify a threat in any scanned luggage or packages.  Therefore, except for claims covered by Section 26.3.1, Client will, at its own expense and subject to the provisions of Section 28.2, defend, indemnify and hold Licensor [and Guardian] harmless in all claims or actions by third parties arising out of or relating to the conduct of Client’s business, including without limitation, Client’s operation and use of the System and with respect to passenger safety and security, and Client will pay all settlements, costs, damages and legal fees and expenses finally awarded.

28.2.

A party’s indemnification obligations specified in this Agreement are conditioned upon the indemnified party promptly notifying the indemnifying party in writing of the proceeding, providing the indemnifying party a copy of all notices received by the indemnified party with respect to the proceeding, cooperating with the indemnifying party in defending or settling the proceeding, and allowing the indemnifying party to control the defense and settlement of the proceeding, including the selection of attorneys.  The indemnified party may observe the proceeding and confer with the indemnifying party at its own expense.

29.

TERMINATION

29.1.

Term.  The term of the software license is perpetual unless terminated as defined below.

29.2.

Termination for Cause.  If a party believes that the other party has failed to perform a fundamental obligation the failure of which defeats the essential purpose of this Agreement (a “Breach”), then that party may

Guardian Technologies International, Inc.

Proprietary Software License and Hardware Lease Agreement

Confidential and Proprietary

provide written notice directed to the breaching party describing the alleged Breach in reasonable detail and containing a reference to this Section 29.2.  If the breaching party does not, within thirty (30) days after receiving such written notice, either (i) cure the Breach or (ii) if the Breach is not one that can reasonably be cured within thirty (30) days, develop a plan to cure the Breach and diligently proceed according to the plan until the Breach has been cured, then the non-breaching party may terminate this Agreement for cause by written notice to the breaching party.  If Client breaches the restrictions imposed under Sections 21 and 22 or its nondisclosure obligations under Section 25, Licensor will have the right, without affecting any other rights and remedies Licensor may have, to terminate this Agreement immediately upon written notice to Client.  Termination of this Agreement will be in addition to, and not in lieu of, other remedies available to the terminating party under this Agreement.

29.3.

Return of the Software.  Within thirty (30) days after the termination of this Agreement for any reason, Client must return the Software to Licensor.  Client must return the Software to Licensor at the address listed in Exhibit A via an internationally recognized express courier service providing shipping tracking and confirmation services, shipping pre-paid, using suitable packaging materials at its own cost.

29.4.

Survival.  Any provision of this Agreement that imposes or contemplates continuing obligations on a party will survive the expiration or termination of this Agreement, including but not limited to sections 25 and 27.

30.

LAW AND DISPUTES

30.1.

This Agreement will be governed by the laws of the Commonwealth of Virginia, United States of America, without regard to any provision of Virginia law that would require or permit the application of the substantive law of any other jurisdiction.

30.2.

Both Licensor and Client agree to comply fully with all relevant export laws and regulations of the United States to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of law.

30.3.

At the written request of either party, the parties will attempt to resolve any dispute arising under or relating to this Agreement through the informal means described in this Section 30.3.  Each party will appoint a senior management representative who does not devote substantially all of his or her time to performance under this Agreement.  The representatives will furnish to each other all non-privileged information with respect to the dispute that the parties believe to be appropriate and germane.  The representatives will negotiate in an effort to resolve the dispute without the necessity of any formal proceeding.  Formal proceedings for the resolution of the dispute may not be commenced until the earlier of:  (i) the designated representatives conclude that resolution through continued negotiation does not appear likely; or (ii) thirty (30) calendar days have passed since the initial request to negotiate the dispute was made; provided, however, that a party may file earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to apply for interim or equitable relief.

30.4.

The parties submit to the exclusive jurisdiction of the courts of Fairfax County, Virginia and the United States District Court for the Eastern District of Virginia, Alexandria Division.  Due to the high costs and time involved in commercial litigation before a jury, the parties waive all right to a jury trial with respect to any and all issues in any action or proceeding arising out of or related to this Agreement

30.5.

No proceeding, regardless of form, arising out of or related to this Agreement may be brought by either party more than two (2) years after the accrual of the cause of action, except that (i) proceedings related to violation of a party’s proprietary rights or any duty to protect Confidential Information may be brought at any time within the applicable statute of limitations, and (ii) proceedings for non-payment may be brought up to two (2) years after the date the last payment was due.

31.

GENERAL

31.1.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral) relating to the subject matter of this Agreement.  This Agreement may be modified or amended solely in a writing signed by both parties.

31.2.

Severability.  The provisions of this Agreement will be deemed severable, and the unenforceability of any one or more provisions will not affect the enforceability of any other provisions.  In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties will substitute an enforceable provision that, to the maximum extent possible under applicable law, preserves the original intentions and economic positions of the parties.

31.3.

No Waiver.  No failure or delay by a party in exercising any right, power or remedy will operate as a waiver of that right, power or remedy, and no waiver will be effective unless it is in writing and signed by the waiving party.  If

Guardian Technologies International, Inc.

Proprietary Software License and Hardware Lease Agreement

Confidential and Proprietary

a party waives any right, power or remedy, the waiver will not waive any successive or other right, power or remedy the party may have under this Agreement.

31.4.

Notices.  Any legal notice or other communication required or permitted to be made or given by either party pursuant to this Agreement will be in writing, in English, and will be deemed to have been duly given:  (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of the notice is promptly sent by another means specified in this section; or (iii) when delivered if delivered personally or sent by express courier service.  All notices will be sent to the other party at its address as set forth below or at such other address as the party may specify in a notice given in accordance with this section.

In the case of Client:	with a copy of legal notices to:
__________________________ __________________________ __________________________ Attn: _____________________ Fax: ______________	___________________________ ___________________________ ___________________________ Attn: ______________________ Fax: _______________
In the case of Licensor:	with a copy of legal notices to:
____________________________ ____________________________ ____________________________ Attn: _______________________ Fax: _________________

___________________________
___________________________
___________________________
Attn:  ______________________
Fax:  _______________

and

Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Blvd.
McLean, VA 22102
Attn:

Lawrence Schultis, Esq.
Fax:

1.703.770.7901

31.5.

Assignment.  Neither party may assign or otherwise transfer any right or obligation set forth in this Agreement (whether by operation of law or otherwise) without the other party’s prior written consent, except that Licensor may assign any right or obligation set forth in this Agreement to an affiliate or to a successor entity in the event of a merger, consolidation or sale of Licensor’s business or all or substantially all of Licensor’s stock or assets, provided the assignee agrees in writing to assume all of Licensor’s obligations and liabilities under this Agreement.  Any purported assignment in violation of the preceding sentence will be void.  This Agreement will be binding upon the parties’ respective successors and permitted assigns.

31.6.

Third Party Beneficiary.  Guardian has the right to enforce all obligations of the Client and receive all benefits of this Agreement as an intended third party beneficiary.

31.7.

Exhibits.  The Exhibits referred to in and attached to this Agreement are made a part of it as if fully included in the text.

Each party has caused its authorized representative to execute this Agreement as of the Effective Date.

_____________________________________ (Licensor)	________________________________ (Client)
By:	By:
Name:	Name:
Title:	Title:

Guardian Technologies International, Inc.

Proprietary Software License and Hardware Lease Agreement

Confidential and Proprietary

PROPRIETARY SOFTWARE LICENSE

EXHIBIT A

1.

Software provided under this license:  Licensor is licensing to Client the following computer software components comprising the Software:

[insert list or description of software modules]

2.

Specifications: The Specifications for the Software are as set forth in the following documentation:

[List of Technical Documentation containing the specifications for the Software]

3.

Associated documentation:  Licensor is licensing to Client the documentation that sets forth the Specifications, as listed above, and the following other documentation, all of which Licensor will deliver to Client, and which is collectively referred to in this Agreement as the “Documentation”:

[List of all other Documentation]

4.

Hardware provided under this license:  Licensor is leasing the following Hardware to Client:

[insert list or description of hardware]

5.

Sites: Client is permitted to use the Software at the facility or facilities listed below:

____________________________
____________________________
____________________________
____________________________

6.

Software License Fee:  The Software License Fee is payable as follows:

Guardian Technologies (Guardian) automatic threat identification and alert system, PinPoint is incorporated into an intelligent image informatics engine (3i) resident on a standard Pentium 4 based microprocessor. The PinPoint 3i system can be configured with various options and ordered under the commercial terms of a Perpetual License, Rental or Transactional based terms.

1.

Perpetual License:  A “Perpetual License” is granted to an end user organization pursuant to an end user license agreement.  The end user shall pay Guardian the following amount(s) with respect to Products delivered under a Perpetual License.

Product Description	License Fee per Scanning Device
	1-99 Licenses	100-499 Licenses	500+ Licenses
PinPoint 3i Engine
PinPoint Module Metal
PinPoint Module Explosives

GDTI _____  EGC _____

2.

Rental License:  A “Rental License” is a license granted to an end user organization pursuant to an end user license agreement under which the end user pays a monthly license fee and the license expires at the end of a three-year license term.  The end user organization shall pay Guardian the following amount(s) with respect to Products delivered to an end user under a Rental License:

Product Description	Monthly Rental per Scanning Device For Three Years
	1-99 Licenses	100-499 Licenses	500+ Licenses
PinPoint 3i Engine
PinPoint Module Metal
PinPoint Module Explosives

Guardian and the end user organization may agree to extend the term of the Rental License for successive additional periods of one (1) year each after the expiration of the initial three (3) year period.

Guardian has the right, upon notice, to increase the prices set forth above for Rental Licenses no more than once in any calendar year by a percentage equal to the percentage change during the preceding twelve (12) month period in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items compiled by the U.S. Bureau of Labor Statistics (or a successor country index thereto).

The Prices set forth above include the provision of Support Services during the term of the Rental License.

3.   A “Transactional License” is a license granted to an end user organization pursuant to an end user license agreement under which the end user pays a per passenger fee and the license expires at the end of a three-year license term.  The end user organization shall pay Guardian the monthly total fees based upon the following per passenger fee with respect to Products delivered to an end user under the Transactional License:

Product Description	Transaction Fee Per Passenger for a Term of Three Years
PinPoint 3i Engine
• PinPoint Module Metal
• PinPoint Module Explosive

The Prices set forth above include Annual Support Services during the term of the Rental License.

The end user organization may also elect to increase their passenger security fees to cover administrative expenses.

Guardian and the end user organization may agree to extend the term of the Rental License for successive additional periods of one (1) year each after the expiration of the initial three (3) year period.

Guardian has the right, upon notice, to increase the prices set forth above for Rental Licenses no more than once in any calendar year by a percentage equal to the percentage change during the preceding twelve (12) month period in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items compiled by the U.S. Bureau of Labor Statistics (or a successor country index thereto).

The Prices set forth above include the provision of Support Services during the term of the Rental License.

7.

Software Maintenance Fee:  The Annual Software Maintenance fee equals 20% of the total Software License Fee provided in paragraph five (5) above.

8.

Address for return shipping:

GDTI _____  EGC _____

Guardian Technologies International, Inc.

516 Herndon Parkway

Herndon, Virginia 20170

Telephone Number:  703-464-5495

GDTI _____  EGC _____